Exhibit 4.12

PURCHASE AGREEMENT

          PURCHASE AGREEMENT (this “Agreement”), dated as of December 19, 2003 (the “Effective Date”), among the entities on Schedule 1 hereto (each a “Buyer” and collectively, the “Buyers”), the Trustees of the Cranberry Dune 1998 Long-Term Trust, a Delaware common law trust (“Cranberry”), Descendants’ Trust LLC, a Delaware limited liability company (“Descendants” and together with Cranberry, the “Sellers”) and American Lawyer Media Holdings, Inc. (“Holdings”).

RECITALS

     A. The Buyers wish to purchase from the Sellers, and the Sellers wish to sell to Buyers, the aggregate principal amount at maturity set forth on Schedule 1 hereto of the new 12¼% Senior Discount Notes due 2008 (the “Discount Notes”) to be issued by Holdings pursuant to an exchange offer for the existing 12¼% Senior Discount Notes due 2008 (the “Existing Discount Notes”) issued by Holdings pursuant to an Indenture dated as of December 22, 1997 (the “Indenture”) between Holdings and The Bank of New York, as Trustee.

          Accordingly, the parties hereto agree as follows:

     1. Sale and Transfer of the Discount Notes. On the Closing Date, each Buyer, severally and not jointly, agrees to purchase the principal amount at maturity of the Discount Notes that is set forth opposite such Buyers’ name in Schedule 1 hereto and to deliver its ratable portion of the consideration on the Closing Date as set forth in Schedule 2 hereto. Each Seller, severally and not jointly, agrees to sell, assign, transfer and deliver to the Buyers the ratable portion of the aggregate principal amount at maturity of the Discount Notes to be purchased hereunder as set forth opposite such Sellers’ name in Schedule 3 hereto in exchange for its ratable portion of the consideration to be delivered by the Buyers as set forth above (the “Consideration”), such sale, assignment, transfer and delivery to be effective on the Closing Date.

     2. Instruments of Conveyance and Transfer and Payment. The Discount Notes to be purchased by each of the Buyers hereunder will be represented by one or more definitive global notes in book-entry form deposited with The Depository Trust Company (“DTC”) or its designated custodian. Seller shall provide Written Notice at least one Business Day before the consummation of the purchase to each Buyer specifying the date for the consummation of the purchase, which, subject to the provisions of this Agreement, shall be a date no later than thirty (30) Business Days from the Effective Date (the “Closing Date”). On the Closing Date, the Sellers will deliver the Discount Notes for the account of each Buyer, against payment of the Consideration by wire transfer in immediately available funds to the accounts designated in writing by the Sellers, by causing DTC to credit the Discount Notes to the account of each Buyer at DTC as designated by each Buyer in writing.

     3. Representations and Warranties of the Sellers. Each of the Sellers, severally and not jointly, represents and warrants to each Buyer as of the Effective Date as follows:

          (a) Ownership of Discount Notes. The portion of the Discount Notes to be sold to the Buyers is set forth next to the name of each Seller in Schedule 2 hereto. An equal amount of Existing Discount Notes is owned of record and beneficially by such Seller and the Existing Discount Notes are, and the Discount Notes, will be free and clear of any option, call, contract, commitment, demand, Lien, charge, security interest or encumbrance whatsoever.

          (b) Existence and Power. Cranberry has been duly formed and is governed by the laws of the State of Delaware. Descendants has been duly organized and is validly existing and in good standing under the laws of the State of Delaware.

          (c) Authorization; Enforceability. Each of the Sellers has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each of the Sellers and constitutes the valid and binding agreement of each of the Sellers enforceable against each of the Sellers in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles, and will effectively vest in Buyer good, valid and marketable title to the Discount Notes pursuant to and as contemplated by this Agreement free and clear of all encumbrances whatsoever.

          (d) Governmental Authorization. The execution, delivery and performance by each of the Sellers of this Agreement require no consent, approval, Order, authorization or action by or in respect of, or filing with, any state or federal Governmental Authority having jurisdiction over the Sellers.

          (e) Non-Contravention; Consents. The execution, delivery and performance by each of the Sellers of this Agreement and the consummation of the transactions contemplated hereby do not (i) violate the operative documents of the Sellers, (ii) violate any applicable Law or Order, (iii) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person.

          (f) Percentage of Outstanding. The Discount Notes to be sold to the Buyers hereunder will, upon consummation of the sale hereunder on the Closing Date represent approximately 51.08% of the outstanding aggregate principal amount at maturity.

          (g) Disclosure of Information. The sale by each Seller of the Discount Notes hereunder is not prompted by any information material to financial condition, earnings, operations or prospects of Holdings and its subsidiaries, taken as a whole, that has not been disclosed either orally or in writing to GoldenTree Asset Management, LP (“GoldenTree”) by Holdings.

          (h) Not Restricted Securities. The Discount Notes, upon delivery thereof hereunder, shall not constitute “restricted securities” under the Securities Act of 1933 and the Securities Act shall permit the resale by each Buyer of such Discount Notes without further registration under the Securities Act.

     4. Representations and Warranties of Buyer. Each Buyer, severally and not jointly, represents and warrants to each of the Sellers and Holdings as of the Effective Date as follows:

          (a) Existence and Power. Each Buyer is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.

          (b) Corporate Authorization; Enforceability. The execution, delivery and performance by each Buyer of this Agreement are within such Buyer’s corporate powers and have been duly authorized by all necessary corporate action on the part of such Buyer. This Agreement has been duly executed and delivered by each Buyer and constitutes the valid and binding agreement of each Buyer, enforceable against such Buyer in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

          (c) Governmental Authorization. The execution, delivery and performance by each Buyer of this Agreement require no consent, approval, Order, authorization or action by or in respect of, or filing with, any Governmental Authority having jurisdiction over such Buyer.

          (d) Non-Contravention; Consents. The execution, delivery and performance by each Buyer of this Agreement and the consummation of the transactions contemplated hereby do not (i) violate the operative documents of such Buyer or (ii) violate any applicable Law or Order.

          (e) Accredited Investor. Each Buyer is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act, is a sophisticated investor, has such knowledge and experience in financial, business and investment matters as to be capable of evaluating the merits and risks of the purchase of the Discount Notes, and GoldenTree, acting for the Buyers, has had an opportunity to discuss Holdings’ business, management and financial affairs with officers and management of Holdings.

          (f) Affiliate Status. Each Buyer is an Affiliate of GoldenTree.

     5. Representations and Warranties of Holdings. Holdings, represents and warrants to each Buyer as of the Effective Date as follows:

          (a) Existence and Power. Holdings is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          (b) Authorization; Enforceability of this Agreement. Holdings has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Holdings and constitutes the valid and binding agreement of Holdings enforceable against it in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

          (c) Governmental Authorization. The execution, delivery and performance by Holdings of this Agreement require no consent, approval, Order, authorization or action by or in respect of, or filing with, any state or federal Governmental Authority having jurisdiction over Holdings.

          (d) Non-Contravention; Consents. The execution, delivery and performance by Holdings of this Agreement and the consummation of the transactions contemplated hereby do not (i) violate the operative documents of Holdings, (ii) violate any applicable Law or Order, (iii) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person.

          (e) Authorization; Enforceability of the Supplemental Indenture. As of the Closing Date, Holdings will have obtained the Requisite Consents and have all requisite power and authority to execute and deliver the Supplemental Indenture and to consummate the transactions contemplated thereby and all necessary corporate action to authorize the execution, delivery and performance of the Supplemental Indenture will have been taken and the Supplemental Indenture will constitute the valid and binding agreement of Holdings enforceable against it in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

          (f) Holdings Exchange Act Reports. The Holdings 34 Act Documents do not as of the date hereof and will not as of the Closing Date, at the date thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (g) Material Adverse Change. Subsequent to the date as of which the information is given in the Holdings 34 Act Documents, there has been no material adverse change, or development involving a prospective change, in the condition (financial or otherwise), earnings or business affairs of Holdings and its subsidiaries taken as a whole, whether or not arising in the ordinary course of business.

          (h) Outstanding Principal Amount at Maturity. The outstanding aggregate principal amount at maturity of the Discount Notes is $80,260,704.97.

     6. Covenant of Sellers. Each of the Sellers, severally and not jointly, covenants and agrees with the Buyer and Holdings as follows:

          (a) Exchange Offer. Each of the Sellers agrees to promptly tender the Existing Discount Notes held by it for the Discount Notes in the Exchange Offer (as defined below).

     7. Covenant of Buyers. Each Buyer covenants and agrees with Holdings as follows:

          (a) Indenture Amendments. If Holdings seeks an amendment of the Indenture or the Indenture for the 9¾% Senior Notes (the “Senior Notes”) among American Lawyer Media, Inc. (“ALM”), the Guarantors and the Trustee, dated as of December 22, 1997 (the “Senior Indenture”) in each case, in order to (i) in clause (h) of the definition of Permitted Indebtedness, increase the allowable amount of indebtedness pursuant to a credit agreement up to an aggregate principal amount outstanding at any time from $40 million to $65 million and (ii) in clause (s) of the definition of Permitted Lien, to increase the allowable amount of liens securing obligations under a credit agreement from $40 million to $65 million (together, the “Amendments”), each Buyer will consent to the Amendments; provided each Buyer receives the same fees, if any, paid in connection with each of the Amendments as the other holders of the Discount Notes and the Senior Notes, respectively (it being understood that same fee means the highest fee paid per amount of Notes or Senior Notes to any other holder of the Notes or Senior Notes, respectively).

          (b) Increase in Pari Passu Debt. If Holdings is unable to obtain consent to the Amendments or to effectuate the transaction contemplated by the Amendments and within six-months of the Effective Date seeks an amendment to the Indenture to increase the aggregate principal amount at maturity of pari passu debt from $80 million to $100 million, each Buyer will consent to such amendment, provided that no Buyer shall be required to give such consent until Holdings has complied with its obligations under Section 8(b) hereof.

     8. Covenants of Holdings. Holdings covenants and agrees with each Buyer as follows:

          (a) Board Observer Seat. So long as GoldenTree and the other Buyers, or Affiliates of any of them (provided they are controlled by GoldenTree), hold, in the aggregate, at least 25% of the Discount Notes purchased pursuant to this Agreement, if at any time Holdings’ Total Leverage Ratio on a trailing four-quarter basis beginning with the fiscal quarter ended March 31, 2004 is above 9.3 to 1.0, GoldenTree shall have the right to (i) appoint one non-voting observer to attend all meetings of the full Board of Directors of each of Holdings and ALM (the “Board of Directors”), and (ii) receive all written information in connection with the Board of Directors meeting as and when distributed to the Board of Directors. However, the Board may withhold information from GoldenTree if it reasonably believes that disclosure of such information to GoldenTree would jeopardize the attorney-client privilege status of such information, jeopardize the confidential status of such information or compromise the fiduciary duties of the directors. Holdings and ALM shall hold at least one meeting of each Board of Directors per fiscal quarter. Concurrently with the delivery of the financial statements provided for in Section 4.03 of the Indenture, Holdings shall cause to be delivered to each Buyer, as described in Section 10 hereof, a certificate of a senior financial officer of Holdings certifying as to the Total Leverage Ratio as of the fiscal quarter for which such financial statements have been delivered.

          (b) Right of Participation. So long as GoldenTree and the other Buyers, or Affiliates of any of them(provided they are controlled by GoldenTree), hold, in the aggregate, at least 25% of the Discount Notes purchased pursuant to this Agreement, if Holdings proposes to issue or sell any debt securities of Holdings that are pari passu with the Discount Notes, Holdings shall, no later than twenty (20) Business Days prior to the consummation of such transaction (a “Participation Transaction”), give a Written Notice (the “Participation Offer Notice”) to each Buyer of such Participation Transaction. The Participation Offer Notice shall describe the proposed Participation Transaction and contain an offer (the “Participation Rights Offer”) to sell a Pro Rata Amount of such pari passu debt securities to each Buyer at the same price and for the same consideration paid in the offering of such debt security. If any Buyer fails to deliver a Written Notice accepting the Participation Rights Offer by the fifteenth (15th) Business Day after Holdings’ delivery of the Participation Rights Offer Notice, such Buyer shall have no further rights with respect to the proposed Participation Rights Transaction. Nothing contained in this Section 7(b) shall constitute or be interpreted as a consent by any Buyer to any amendment to, or waiver of the terms of, the Indenture to permit such issuance, which issuance shall be made only if permitted by the terms of the Indenture.

          (c) Exchange Offer. Holdings shall promptly commence an offer pursuant to Section 3(a)(9) of the Securities Act of 1933 to exchange the Existing Discount Notes for the Discount Notes (the “Exchange Offer”). The Discount Notes offered in the Exchange Offer will have substantially identical terms to the Existing Discount Notes except that (i) the Accreted Value (as defined in the Indenture) will increase on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that on December 15, 2004 the Accreted Value will be equal to $80,260,705. Beginning on December 15, 2004, cash interest on the Discount Notes will accrue at the rate of 12¼% per annum and will be payable until maturity semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2005, to Holders of record on the immediately preceding June 1 and December 1, respectively; and (ii) Section 4.08(a)(ii)(B) shall be deleted in its entirety and replaced with the following, “used to retire or repay Indebtedness of Holdings and/or any Restricted Subsidiary that is pari passu with the Discount Notes and to permanently reduce the amount of such Indebtedness (provided that in the case of a revolving credit arrangement or similar arrangement that makes credit available, such commitment is permanently reduced by such amount).” The terms of the Discount Notes, to the extent they differ form the terms of the Existing Discount Notes, shall be reasonably acceptable to GoldenTree.

     9. Conditions to the Obligations of the Buyers. The obligations of the Buyers to purchase the Discount Notes shall be subject to the accuracy of the representations and warranties of the Sellers contained herein as of the Effective Date and the Closing Date, to the performance by the Sellers and Holdings of their obligations hereunder and to the following additional conditions:

          (a) Officers’ Certificate. Holdings and each Seller shall have furnished to the Buyers a certificate of Holdings and such Seller, signed by (x) a senior officer and (y) a senior financial officer of Holdings and such Seller, dated the Closing Date, to the effect that:

          (i) the representations and warranties of Holdings and such Seller set forth in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and Holdings and such Seller have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

          (ii) (to the knowledge thereof in the case of the Sellers) subsequent to the date as of which the information is given in the Holdings 34 Act Documents, there has been no material adverse change, or development involving a prospective change, in the condition (financial or otherwise), earnings or business affairs of Holdings and its subsidiaries taken as a whole, whether or not arising in the ordinary course of business.

          (b) DTC Eligibility. The Discount Notes shall be eligible for clearance and settlement through the DTC.

          (c) Ratings Downgrade. Subsequent to the Effective Date, there shall not have been any decrease in the rating of any of Holdings’ or ALM’s securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act of 1934, as amended) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

     If any of the conditions specified in this Section 9 shall not have been fulfilled in all material respects when and as provided in this Agreement or the Closing Date shall not have occurred with in thirty (30) days of the Effective Date then this Agreement and all obligations of the Buyers hereunder may be cancelled by the Buyers by Written Notice to each Seller and Holdings.

     10. Notice. Unless otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given hereunder shall be in writing (a “Written Notice”) and shall be (i) delivered by hand, (ii) delivered by a nationally recognized commercial overnight delivery service, (iii) mailed postage prepaid by first class mail, (iv) by facsimile or (v) by e-mail, in any such case directed or addressed to each Buyer or Seller at the address, e-mail address or facsimile number set forth on

Schedule 1 or Schedule 2 hereto, respectively. If to Holdings at 345 Park Avenue South, New York, New York 10010, Attn: Allison Hoffman, General Counsel, Facsimile No.: (212) 592-4900, Phone No.: 212-545-6148, Email: ahoffman@amlaw.com. If to any of the Buyers to GoldenTree Asset Management, LP, 300 Park Avenue, 25th Floor, Attn: Steven T. Shapiro, Managing Director, Facsimile No.: 212-847-3535, Phone No.: 212-847-3511, Email: sshapiro@gtam.net. Such notices or communications shall be delivered and effective: (a) in the case of hand deliveries when received; (b) in the case of an overnight delivery service, on the next business day after being placed in the possession of such delivery service, with delivery charges prepaid; (c) in the case of mail, seven (7) days after deposit in the postal system, first class mail, postage prepaid, and (d) in the case of facsimile notices or e-mail notices, when electronic indication of receipt is received. Any party may change its address, e-mail address and facsimile number by Written Notice to each other party.

     11. Definitions. As used in this Agreement:

          (a) “Accreted Value” shall have the meaning given to such term in the Indenture.

          (b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

          (c) “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close;.

          (d) “Consolidated EBITDA” shall have the meaning given to such term in the Indenture.

          (e) “Fiscal Quarter” means any of the quarterly accounting periods of Holdings, ending on March 31st, June 30th, September 30th and December 31st of each year.

          (f) “Governmental Authority” means any domestic or foreign governmental or regulatory authority;

          (g) “Holdings 34 Act Documents” means the reports, and any amendments or supplements thereto, filed by Holdings as of the Effective Date with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

          (h) “Indebtedness” shall have the meaning given to such term in the Indenture.

          (i) “Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, Permit, license, policy or rule of common law;

          (j) “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person will be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset;

          (k) “Order” means any judgment, injunction, judicial or administrative order or decree;

          (l) “Permit” means any government or regulatory license, authorization, permit, franchise, consent or approval; and

          (m) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          (n) “Pro Rata Amount” means an amount determined by dividing the aggregate principal amount at maturity of the Discount Notes owned by such Buyer by total aggregate principal amount at maturity of outstanding Discount Notes.

          (o) “Requisite Consents” means the consent of the holders of 100% of the outstanding aggregate principal amount of the Existing Discount Notes.

          (p) “Supplemental Indenture” means the supplemental indenture to be entered into between Holdings and The Bank of New York, as Trustee upon the consummation of the Exchange Offer.

          (q) “Testing Period” means, with respect to any Fiscal Quarter, the period of twelve (12) consecutive Fiscal Months that ends with the last day of such Fiscal Quarter.

          (r) “Total Leverage Ratio” means, with respect to any Fiscal Quarter, the ratio of (i) the total consolidated Indebtedness of Holdings and its Subsidiaries as of the last day of such Fiscal Quarter to (ii) Consolidated EBITDA for the Testing Period ending with such Fiscal Quarter. In determining the Total Leverage Ratio, the same methodology shall be applied as is utilized in Section 4.10 of the Indenture to calculate the ratio of Total Indebtedness to Consolidated EBITDA.

          (s) “Written Notice” means a notice delivered pursuant to Section 10 hereof.

     12. Miscellaneous.

          (a) Counterparts. This Agreement may be signed in any number of counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

          (b) Amendments and Waivers. (i) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (ii) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.

          (c) Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer (including by operation of Law) any of its rights or obligations under this Agreement without the consent of each other party hereto except that Holdings may assign its rights and obligations under this Agreement (x) to a successor corporation by merger or consolidation or (y) to any corporation acquiring by sale, lease or otherwise substantially all the property, assets and business of Holdings, provided that such person assumes all obligations under the Discount Notes, in accordance with the Indenture. Any assignment in violation of this subsection will be void ab initio.

          (d) No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns any legal or equitable rights hereunder.

          (e) Governing Law. This Agreement will be governed by, and construed in accordance with, the internal substantive law of the State of New York.

          (f) Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any court of competent jurisdiction in the Borough of Manhattan, New York and the United States District Court for the Southern District of New York (assuming that such court otherwise has jurisdiction) and each of the parties hereby consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

          (g) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          (h) Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

          (i) Entire Agreement. This Agreement (including the Schedules) constitute the entire agreement among the parties with respect to the subject matter of this Agreement. This Agreement (including the Schedules hereto) supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof of this Agreement.

          (j) Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of the provisions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid, illegal or unenforceable) will in no way be affected, impaired or invalidated, and to the extent permitted by applicable Law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable. This provision will be interpreted and enforced to give effect to the original written intent of the parties prior to the determination of such invalidity or unenforceability.

[The remainder of the page left intentionally blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered effective as of the date first above written.

AMERICAN LAWYER MEDIA HOLDINGS, INC.
By:	/s/ Allison Hoffman
	Name:	Allison Hoffman
	Title:	Vice President

TRUSTEES OF THE CRANBERRY DUNE 1998 LONG-TERM TRUST
By:	/s/ Ellis Jones
	Name:	Ellis Jones
	Title:	Trustee

DESCENDANTS’ TRUST LLC
By:	/s/ Ellis Jones
	Name:	Ellis Jones
	Title:	Manager

GoldenTree Asset Management, LP as investment adviser to Alpha US Sub Fund II, LLC
By:	/s/ Thomas Shandell
	Name:	Thomas Shandell
	Title:	Portfolio Manager

GoldenTree Asset Management, LP as investment adviser to DB Structured Products, Inc.
By:	/s/ Thomas Shandell
	Name:	Thomas Shandell
	Title:	Portfolio Manager

GoldenTree Asset Management, LP as investment adviser to Goldentree High Yield Master Fund, Ltd.
By:	/s/ Thomas Shandell
	Name:	Thomas Shandell
	Title:	Portfolio Manager

GoldenTree Asset Management, LP as investment adviser to Goldentree High Yield Master Fund II, Ltd.
By:	/s/ Thomas Shandell
	Name:	Thomas Shandell
	Title:	Portfolio Manager

GoldenTree Asset Management, LP as investment adviser to Delphi Financial Group Inc.
By:	/s/ Thomas Shandell
	Name:	Thomas Shandell
	Title:	Portfolio Manager

GoldenTree Asset Management, LP as investment adviser to Safety National Casualty Corporation
By:	/s/ Thomas Shandell
	Name:	Thomas Shandell
	Title:	Portfolio Manager

GoldenTree Asset Management, LP as investment adviser to Stichting Bedrijfstakpeneonfonds voor de Mataal en Technische Bedrijfstakken
By:	/s/ Thomas Shandell
	Name:	Thomas Shandell
	Title:	Portfolio Manager

GoldenTree Asset Management, LP as investment adviser to Duke University Long Term Pool
By:	/s/ Thomas Shandell
	Name:	Thomas Shandell
	Title:	Portfolio Manager

GoldenTree Asset Management, LP as investment adviser to Eugenia II Investment Holdings Ltd
By:	/s/ Thomas Shandell
	Name:	Thomas Shandell
	Title:	Portfolio Manager

GoldenTree Asset Management, LP as investment adviser to GoldenTree High Yield Value Master Fund, LP
By:	/s/ Thomas Shandell
	Name:	Thomas Shandell
	Title:	Portfolio Manager

2

GoldenTree Asset Management, LP as investment adviser to GKW Unified Holdings, LLC
By:	/s/ Thomas Shandell
	Name:	Thomas Shandell
	Title:	Portfolio Manager

GoldenTree Asset Management, LP as investment adviser to Stichting Pensioenfonds Hoogovens
By:	/s/ Thomas Shandell
	Name:	Thomas Shandell
	Title:	Portfolio Manager

GoldenTree Asset Management, LP as investment adviser to Houston Municipal Employees Pension System
By:	/s/ Thomas Shandell
	Name:	Thomas Shandell
	Title:	Portfolio Manager

GoldenTree Asset Management, LP as investment adviser to The Municipal Fire and Police Retirement System of Iowa
By:	/s/ Thomas Shandell
	Name:	Thomas Shandell
	Title:	Portfolio Manager

GoldenTree Asset Management, LP as investment adviser to Reliance Standard Life Insurance Company
By:	/s/ Thomas Shandell
	Name:	Thomas Shandell
	Title:	Portfolio Manager

3

GoldenTree Asset Management, LP as investment adviser to Stichting Bedrijfstakpeneonfonds voor de Matelektro
By:	/s/ Thomas Shandell
	Name:	Thomas Shandell
	Title:	Portfolio Manager

GoldenTree Asset Management, LP as investment adviser to The University of Chicago
By:	/s/ Thomas Shandell
	Name:	Thomas Shandell
	Title:	Portfolio Manager

GoldenTree Asset Management, LP as investment adviser to The Winnick Family Foundation
By:	/s/ Thomas Shandell
	Name:	Thomas Shandell
	Title:	Portfolio Manager

4

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SCHEDULE 1

Buyers

	Buyer’s Portion Allocated by:
	Principal amount of	Percent of Principal
Buyer’s Name	bonds at maturity ($000’s)	Amount at maturity
Alpha US Sub Fund II, LLC	$430	1.05%
DB Structured Products, Inc.	1,170	2.85%
Goldentree High Yield Master Fund, Ltd.	18,355	44.77%
Goldentree High Yield Master Fund II, Ltd.	4,250	10.37%
Delphi Financial Group Inc.	245	0.60%
Safety National Casualty Corporation	350	0.85%
Stichting Bedrijfstakpeneonfonds voor de Mataal en Technishe Bedrijfstakken	3,470	8.46%
Delphi Financial Group Inc. Long Only	1,100	2.68%
Eugenia II Investment Holdings LTD	510	1.24%
Goldentree High Yield Value Master Fund, LP	4,205	10.26%
GKW Unified Holdings, LLC	520	1.27%
Stichting Pensioenfonds Hoogovens	790	1.93%
Houston Municipal Employees Pension System	405	0.99%
The Municipal Fire and Police Retirement of Iowa	475	1.16%
Reliance Standard Life Insurance Company	327	0.80%
Stichting Bedrijfstakpeneonfonds voor de Matelektro	3,770	9.20%
The University of Chicago	530	1.29%
The Winnick Family Foundation	95	0.23%

	40,997	100.00%

S-1

SCHEDULE 2

Valuation Table

				Consideration, as a
		Buyers’ Aggregate		percentage of
Closing	Accreted Value	Portion of	Consideration	Principal Amount at
Date	Of Discount Notes	Accreted Value	on Closing Date	Maturity
16-Dec-03	$71,287,817.55	$36413817.20	$29,859,330.11	72.83%
17-Dec-03	71,312,066.96	36426203.80	29,869,487.12	72.86%
18-Dec-03	71,336,316.37	36438590.40	29,879,644.13	72.88%
19-Dec-03	71,360,565.78	36450977.00	29,889,801.14	72.91%
20-Dec-03	71,384,815.19	36463363.60	29,899,958.15	72.93%
21-Dec-03	71,409,064.59	36475750.19	29,910,115.16	72.96%
22-Dec-03	71,433,314.00	36488136.79	29,920,272.17	72.98%
23-Dec-03	71,457,563.41	36500523.39	29,930,429.18	73.01%
24-Dec-03	71,481,812.82	36512909.99	29,940,586.19	73.03%
25-Dec-03	71,506,062.23	36525296.59	29,950,743.20	73.06%
26-Dec-03	71,530,311.64	36537683.18	29,960,900.21	73.08%
27-Dec-03	71,554,561.05	36550069.78	29,971,057.22	73.11%
28-Dec-03	71,578,810.45	36562456.38	29,981,214.23	73.13%
29-Dec-03	71,603,059.86	36574842.98	29,991,371.24	73.15%
30-Dec-03	71,627,309.27	36587229.58	30,001,528.25	73.18%
31-Dec-03	71,651,558.68	36599616.17	30,011,685.26	73.20%
1-Jan-04	71,675,808.09	36612002.77	30,021,842.27	73.23%
2-Jan-04	71,700,057.50	36624389.37	30,031,999.28	73.25%
3-Jan-04	71,724,306.91	36636775.97	30,042,156.29	73.28%
4-Jan-04	71,748,556.31	36649162.57	30,052,313.30	73.30%
5-Jan-04	71,772,805.72	36661549.16	30,062,470.31	73.33%
6-Jan-04	71,797,055.13	36673935.76	30,072,627.32	73.35%
7-Jan-04	71,821,304.54	36686322.36	30,082,784.33	73.38%
8-Jan-04	71,845,553.95	36698708.96	30,092,941.34	73.40%
9-Jan-04	71,869,803.36	36711095.55	30,103,098.36	73.43%
10-Jan-04	71,894,052.77	36723482.15	30,113,255.37	73.45%
11-Jan-04	71,918,302.17	36735868.75	30,123,412.38	73.48%
12-Jan-04	71,942,551.58	36748255.35	30,133,569.39	73.50%
13-Jan-04	71,966,800.99	36760641.95	30,143,726.40	73.53%
14-Jan-04	71,991,050.40	36773028.54	30,153,883.41	73.55%
15-Jan-04	72,015,299.81	36785415.14	30,164,040.42	73.58%
16-Jan-04	72,039,549.22	36797801.74	30,174,197.43	73.60%
17-Jan-04	72,063,798.63	36810188.34	30,184,354.44	73.63%
18-Jan-04	72,088,048.03	36822574.94	30,194,511.45	73.65%
19-Jan-04	72,112,297.44	36834961.53	30,204,668.46	73.68%
20-Jan-04	72,136,546.85	36847348.13	30,214,825.47	73.70%
21-Jan-04	72,160,796.26	36859734.73	30,224,982.48	73.72%
22-Jan-04	72,185,045.67	36872121.33	30,235,139.49	73.75%

S-1

				Consideration, as a
		Buyers’ Aggregate		percentage of
Closing	Accreted Value	Portion of	Consideration	Principal Amount at
Date	Of Discount Notes	Accreted Value	on Closing Date	Maturity
23-Jan-04	72,209,295.08	36884507.93	30,245,296.50	73.77%
24-Jan-04	72,233,544.49	36896894.52	30,255,453.51	73.80%
25-Jan-04	72,257,793.90	36909281.12	30,265,610.52	73.82%
26-Jan-04	72,282,043.30	36921667.72	30,275,767.53	73.85%
27-Jan-04	72,306,292.71	36934054.32	30,285,924.54	73.87%
28-Jan-04	72,330,542.12	36946440.92	30,296,081.55	73.90%
29-Jan-04	72,354,791.53	36958827.51	30,306,238.56	73.92%
30-Jan-04	72,379,040.94	36971214.11	30,316,395.57	73.95%
31-Jan-04	72,403,290.35	36983600.71	30,326,552.58	73.97%
1-Feb-04	72,427,539.76	36995987.31	30,336,709.59	74.00%
2-Feb-04	72,451,789.16	37008373.90	30,346,866.60	74.02%
3-Feb-04	72,476,038.57	37020760.50	30,357,023.61	74.05%
4-Feb-04	72,500,287.98	37033147.10	30,367,180.62	74.07%
5-Feb-04	72,524,537.39	37045533.70	30,377,337.63	74.10%
6-Feb-04	72,548,786.80	37057920.30	30,387,494.64	74.12%
15-Dec-04	80,260,704.97	40997168.10 (1)		82.00%

Notes:

(1) This figure is referred as the “aggregate principal amount at maturity” to be purchased by the buyers in this Agreement and will be rounded down to a 40,997 bonds with a denomination of $1,000 each for this transaction.

S-2

SCHEDULE 3

Sellers

		Proportion of
		Transferred
Name of Holder	Contact Information	Accreted Value
Cranberry Dune 1998	1301 Avenue of the	66%
Long-Term Trust	Americas, 44th Floor
	New York, NY 10019
	Attn: Ellis Jones
	Phone: 212-702-5652
	Facsimile No: 212-702-5635

Descendants’ Trust	1301 Avenue of the	34%
LLC	Americas, 44th Floor
	New York, NY 10019
	Attn: Ellis Jones
	Phone: 212-702-5652
	Facsimile No: 212-702-5635

S-1